UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

KODIAK AI, INC.

(Exact name of registrant as specified in its charter)

Delaware	98-1592112
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1049 Terra Bella Avenue

Mountain View, California 94043

(Address of principal executive offices including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, par value $0.0001 per share	The Nasdaq Stock Market LLC
Redeemable warrants, each exercisable for one share of common stock at an exercise price of $11.50	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates:

333-287278

Securities to be registered pursuant to Section 12(g) of the Act:

None

Explanatory Note

This Registration Statement on Form 8-A (the “Registration Statement”) is being filed by Kodiak AI, Inc. (the “Registrant”), formerly known as Ares Acquisition Corporation II, with the Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), and redeemable warrants, each whole warrant exercisable to acquire one share of Common Stock at an exercise price of $11.50 per share (the “Warrants”), from the New York Stock Exchange to The Nasdaq Stock Market LLC. The transfer of the listing is scheduled to occur at the opening of trading on September 25, 2025.

Item 1. Description of Registrant’s Securities to be Registered

The Registrant is hereby registering the Common Stock and the Warrants.

A description of the Common Stock and a description of the Warrants registered hereunder are set forth under the heading “Description of Kodiak’s Securities” in the Registrant’s definitive proxy statement/prospectus dated as of August 29, 2025 and filed with the SEC on August 29, 2025, as supplemented by the Registrant’s Proxy Statement/Prospectus Supplement No. 1 dated as of September 15, 2025 and filed with the SEC on September 15, 2025 and the Registrant’s Proxy Statement/Prospectus Supplement No. 2 dated as of September 23, 2025 and filed with the SEC on September 23, 2025, and included in the Registrant’s Registration Statement on Form S-4 (File No. 333-287278), initially filed with the SEC on May 14, 2025, as subsequently amended, and is incorporated herein by reference.

Item 2. Exhibits

Under the “Instructions as to Exhibits” section of Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are to be registered on The Nasdaq Stock Market LLC and the securities to be registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: September 24, 2025	KODIAK AI, INC.

	By:	/s/ Don Burnette
Don Burnette Chief Executive Officer